Exhibit 23.4
CONSENT OF GREENE HOLCOMB & FISHER LLC
We hereby consent to the inclusion in the Registration Statement on Form S-4 of US BioEnergy Corporation (“US BioEnergy”) relating to the proposed merger of Millennium Ethanol, LLC with and into US Bio Acquisition Sub, LLC, a wholly-owned subsidiary of US BioEnergy of our fairness opinion letter, dated May 30, 2007, appearing as Annex D to the Proxy Statement/Prospectus which is a part of the Registration Statement, and to the references of our firm’s name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
Greene Holcomb & Fisher LLC
By /s/ Bob Dovenberg
Its Principal
June 27, 2007